Exhibit 99.1

GYNECARE VOLUNTARILY SUSPENDS MARKETING AND SALES OF ANTI-

ADHESION PRODUCT PENDING EVALUATION OF POSTMARKETING EVENTS.

CHASKA, MN. MARCH 27, 2003 — LIFECORE BIOMEDICAL, INC. (NASDAQ: LCBM) announced today that GYNECARE has voluntarily suspended global marketing and sales of Lifecore’s ferric hyaluronan adhesion prevention product, GYNECARE INTERGEL* Adhesion Prevention Solution (“INTERGEL Solution”) and is voluntarily withdrawing the product from the market in order to assess information obtained from postmarketing experience with the device. The assessment will include a review of technical issues, surgical techniques, and circumstances associated with the postmarketing events, including reports from off-label use. Since the launch of the product in August of 1998 to February 2003, the worldwide complaint rate has been 0.29 percent of units sold. The contribution of the device to these events is unknown. Lifecore currently expects that such review will be conducted expeditiously and that the product will return to the market following completion of the review and implementation of any appropriate action.

     INTERGEL Solution revenues accounted for 12 percent of Lifecore total revenues in fiscal year 2002 and have accounted for less than 10 percent of revenues in the current fiscal year. Terms of the Supply Agreement require payment for outstanding firm purchase orders which is expected to result in INTERGEL Solution revenue to Lifecore of approximately $1,100,000 for the quarter ending June 2003. Lifecore currently expects to reduce production levels during the quarter ending June 2003 which will result in unused manufacturing capacity charges of approximately $1,300,000.

     Certain statements in this release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Statements implying the successful outcome of the review of INTERGEL Solution post-marketing experience, the accuracy of the expected financial impact, or the likelihood of reintroduction and subsequent marketing success are subject to change. Because of numerous risks and uncertainties in the complex regulatory and competitive aspects of Lifecore’s business activity, actual results may differ materially from those implied. Investors are strongly cautioned to review more detailed discussions of those risks as presented in the Company’s reports on Forms 10-Q and 10-K.

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     Lifecore Biomedical develops, manufactures, and markets biomaterials and medical devices for use in various surgical markets.

     Additional general corporate information is available on the Internet at http://www.lifecore.com.

     Lifecore Biomedical’s conference call will begin today at 4:00 PM, Thursday, March 27, 2003. The replay will begin shortly after the completion of the live call. To access the telephone replay, call (719) 457-0820.

     CONTACT: 952.368.4300
     Jim Bracke, President and Chief Executive Officer.
     Dennis J. Allingham, EVP and Chief Financial Officer.

*Trademark of ETHICON, INC.

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